Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Anne H. Lloyd
Executive Vice President and Chief Financial Officer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. REPORTS THIRD-QUARTER RESULTS

Acquired TXI Operations Contribute to 53% Growth in Net Sales

Heritage Consolidated Gross Margin Expands 130 Basis Points

Heritage Aggregates Product Line Pricing Up 5% and Volume Up 3%

Specialty Products Generates Record Third-Quarter Net Sales and Earnings from Operations

RALEIGH, North Carolina (October 28, 2014) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported its results for the third quarter ended September 30, 2014.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated: “Third-quarter 2014 results reflect the acquisition of Texas Industries, Inc. (“TXI”), the benefits of our larger presence in the western United States, continued growth and enhanced profitability across our heritage business, and our disciplined approach to cost.

“The acquisition of TXI added $274 million of net sales and, even in advance of full integration and realization of significant synergies, contributed $44.5 million of gross profit, excluding the one-time increase in cost of sales for acquired inventory. Based on our evaluation to date, we expect to surpass our stated target of $70 million in annual synergies prior to 2017. This transformational acquisition, when combined with our solid heritage business, creates a strong and broad foundation for dynamic revenue and profit growth in 2015 and beyond, positioning Martin Marietta to capitalize on increasing demand for building materials.

“In addition to aggregates and ready mixed operations, the TXI acquisition provided us with a leading position in the Texas cement markets as well as a state-of-the-art, rail-located cement plant in Southern California. Driven by a sold-out Texas market, cement made a solid contribution to our quarterly earnings, as volumes increased 16% in the third quarter compared with the three months ended August 31, 2013, when Martin Marietta did not yet own the business.

“Job growth continues as a significant catalyst for construction activity, and Texas leads the nation in employment gains. Texas’ strong Department of Transportation budget is supporting investment in multiyear construction projects, including the expansion of Interstate Highway 35E in Dallas and the TIFIA-funded Grand Parkway project in Houston. These and other numerous state-level major projects have provided for continued stability in public-sector construction activity.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

“In the third quarter, growth continued in heritage aggregates product line shipments and pricing, again led by strengthening economic activity in our West Group. Our heritage aggregates-related downstream product lines achieved improved profitability compared with the prior-year quarter and the Specialty Products business achieved record third-quarter net sales and earnings. This performance led to a 130-basis-point expansion of our heritage consolidated gross margin (excluding freight and delivery revenues).”

Mr. Nye continued, “We welcomed approximately 2,000 new employees from TXI and we look forward to working together as we further the integration process and deliver upon the synergistic value of the acquisition. We remain focused on operating the combined company with an enduring commitment to both employee safety and increasing long-term shareholder value.”

NOTABLE ITEMS FOR THE QUARTER (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR THIRD QUARTER)

•	Adjusted earnings per diluted share of $1.45:

Reported earnings per diluted share	$0.79
Add back:
Acquisition-related expenses, net	0.56
One-time increase in cost of sales for acquired inventory	0.10

Adjusted earnings per diluted share	$1.45

Prior-year quarter earnings per diluted share of $1.54

•	Consolidated net sales of $917.9 million ($644.4 million from heritage operations) compared with $600.5 million

•	Heritage aggregates product line pricing increase of 5.1%; heritage aggregates product line volume increase of 2.7%

•	Specialty Products net sales of $58.7 million and earnings from operations of $17.7 million

•	Heritage consolidated gross margin (excluding freight and delivery revenues) of 25.1%, up 130 basis points

•	Consolidated selling, general and administrative expenses (SG&A) of $48.4 million, or 5.3% of net sales, a reduction of 90 basis points

•	Adjusted consolidated earnings from operations of $153.0 million:

(in millions)
Reported consolidated earnings from operations	$116.0
Add back:
Acquisition-related expenses, net	26.1
One-time increase in cost of sales for acquired inventory	10.9

Adjusted consolidated earnings from operations	$153.0

Prior-year consolidated earnings from operations of $108.8 million

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

SEGMENT RESULTS (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR THIRD QUARTER UNLESS NOTED OTHERWISE)

Heritage Aggregates Business

Heritage aggregates product line shipments reflect growth in the three largest end-use markets. Shipments to the infrastructure market comprised 47% of quarterly volumes and increased 3%. Growth was strongest in the West Group, notably in Texas and Colorado, which continue to benefit from strong state Department of Transportation programs. Highway awards in Texas increased approximately 26% for the trailing-twelve months through August. Infrastructure shipments in Colorado were up 21%, reflecting activity from the Responsible Acceleration of Maintenance and Partnerships, or RAMP, program as well as reconstruction efforts resulting from the historic flooding in 2013.

During the quarter, Congress passed an extension of the provisions of the Moving Ahead for Progress in the 21st Century, or MAP-21, through May 31, 2015, and authorized an additional $11 billion of transfers to maintain solvency of the Highway Trust Fund. The Company believes these are the first steps toward full reauthorization of a new multi-year federal highway bill.

The nonresidential market represented 30% of quarterly shipments and increased 3%, driven largely by energy-sector shipments. The Company continues to benefit from the nation’s increasing investment in shale energy, particularly in South Texas. Martin Marietta believes this trend will continue, driven by $100 billion of anticipated energy projects along the Gulf Coast, including a significant portion in Texas, as well as anticipated infrastructure repairs in South Texas. Proposition 1, a November 2014 constitutional ballot amendment in Texas, would authorize annual disbursements from the state’s existing oil and gas production tax collections to the State Highway Fund, with an estimated $1.7 billion transferred in the first year, if approved by voters. The residential end-use market accounted for 14% of quarterly shipments, and volumes to this market increased 9%. The overall rate of residential growth has slowed, in part due to a reduction in available lot inventory. However, the Company continues to experience significant growth in certain markets and expects an increase in aggregates-intensive subdivision development. The ChemRock/Rail market accounted for the remaining 9% of volumes and decreased 9%, reflecting a reduction in ballast and agricultural lime shipments, principally in the West Group and Mid-America Group, respectively.

Geographically, heritage aggregates shipments for the West and Mid-America Groups increased 5% and 2%, respectively. As has been the trend in recent quarters, economic activity in the West Group is stronger than the other groups, with infrastructure, nonresidential and residential building each contributing to growing construction activity. Further, West Group volume variance includes the effect of facilities divested as part of the TXI acquisition; shipments would have increased over 9% excluding this effect. Mid-America growth was constrained by unseasonably wet weather in addition to slower economic recovery in certain areas in North Carolina. Volumes in the Southeast Group were relatively flat, with growth in North Georgia being offset by declines in Florida and Alabama. The improvement in North Georgia coincides with Atlanta’s metro area job growth ranking 8th in the country. Florida was recently ranked 3rd in total job growth behind only Texas and California and should benefit from an increased emphasis on infrastructure, most visible in the TIFIA-supported I-4 Ultimate project in central Florida, which is expected to begin in 2015.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

Heritage aggregates product line pricing remains strong and increased in each reportable group, led by an 8.3% improvement in the West Group. The Mid-America Group and Southeast Group achieved pricing increases of 3.7% and 5.5%, respectively.

The heritage ready mixed concrete product line reported volume and pricing improvements of 17% and 14%, respectively, leading to an 840-basis-point improvement in the heritage product line’s gross margin (excluding freight and delivery revenues). The heritage hot mixed asphalt product line reported a 13% increase in net sales.

Heritage aggregates product line production increased 4% in response to greater demand. Direct production cost per ton grew slightly as increased leveraging of fixed costs were offset by higher repair and supply costs and weather constraints in certain areas. Further, freight costs increased for transfers of materials within the Company’s long-haul distribution network, notably driven by rail inefficiencies, car availability and track congestion. The increased repair, supply and freight costs added $12.7 million to cost of sales for the quarter and limited margin expansion for the heritage Aggregates business.

Specialty Products Business

Specialty Products continued to deliver strong performance and generated third-quarter record net sales of $58.7 million, an increase of 5.2%. Growth was primarily attributable to steel utilization of 77%, continued growth in the chemicals product line and increased periclase sales. The business’ gross margin (excluding freight and delivery revenues) of 34.2% was negatively affected by higher natural gas costs and planned kiln outages. Third-quarter earnings from operations were $17.7 million compared with $17.3 million in the prior-year quarter.

Acquired Operations

On July 1, 2014, the Company completed the acquisition of TXI. The newly acquired business includes a leading regional U.S. aggregates position and complementary, high-quality assets in cement and ready mixed concrete, augmented by a best-in-class long-haul transportation network. The addition of more than 100 ready mixed concrete plants and the cement assets has enhanced the leverage provided by aggregates-related downstream product lines. For the quarter, the newly acquired business contributed $274 million of net sales and $44.5 million of adjusted gross profit, excluding a one-time $11 million increase in the cost of sales of acquired inventory that was written up to fair value as part of accounting for the acquisition.

The Cement business includes production facilities located in Midlothian, Texas, south of Dallas/Fort Worth; Hunter, Texas, between Austin and San Antonio; and Oro Grande, California, near Los Angeles. In the Texas markets served by these plants, current demand exceeds local supply, and the Portland Cement Association (PCA) forecasts continued supply/demand imbalance over the next several years. For the quarter, the Cement business contributed $110 million of net sales and achieved adjusted gross profit of $27.9 million, excluding the impact of the fair value write up of acquired inventory, which represents an increase of 64% over the legacy TXI gross profit for the quarter ending August 31, 2013. The Cement group leadership team, in collaboration with the Company’s aggregates and ready mixed teams, developed strategic plans, regarding interplant efficiencies, as well as tactical plans addressing plant utilization and efficiency, providing a road map for significantly improved profitability for 2015 and beyond.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

The Company is working towards its target operating model and integration is progressing as planned. Notably, as the Company’s operating teams continue their integration efforts and leverage complementary platforms, Martin Marietta expects to surpass its target of $70 million in annual synergies. The Company also believes synergies may be achieved ahead of schedule. In addition, the Company continues to expect to fully utilize TXI’s more than $500 million in existing net operating loss, or NOL, carryforwards as well as realize incremental value from the expected divestiture of identified non-operating real estate assets, both over the next few years.

CONSOLIDATED OPERATING RESULTS

Consolidated SG&A was 5.3% of net sales compared with 6.2% in the prior-year quarter. The reduction of 90 basis points reflects transaction synergies, lower pension expense, and the absence of information systems upgrade costs incurred in 2013.

During the quarter and in accordance with the Company’s agreement with the Department of Justice to obtain regulatory approval for the acquisition, Martin Marietta divested its North Troy aggregates quarry in Oklahoma and two rail yards located in Dallas and Frisco, Texas. The gain on the divestiture is included in acquisition-related expenses, net. Excluding acquisition-related expenses, net, and the one-time increase in cost of sales of acquired inventory, adjusted consolidated earnings from operations were $153.0 million. This compares with consolidated earnings from operations of $108.8 million in the prior-year quarter and reflects more than 40% improvement from 2013.

The Company currently expects its effective income tax rate for full-year 2014 to approximate 39%, which is higher than the Company’s historical rate. The estimated effective income tax rate, excluding the TXI transaction effects, would have been 29%. The rate increase reflects the tax impact of the TXI transaction, including the limited deductibility of certain acquisition-related expenses and the non-deductibility of goodwill written off as part of the required divestiture. These factors were partially offset by the income tax benefits, resulting from the exercise of converted stock awards issued to former TXI personnel. As a result of the increase in the estimated annual income tax rate, the rate for the quarter ended September 30, 2014, which reflects the catch-up of the annual rate and TXI-related discrete items, was 45%. Cash taxes for the full year are expected to be $13 million, which reflects consideration of deferred income taxes and the utilization of an estimated $84 million of TXI’s NOL carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities for the first nine months was $201.6 million in 2014 compared with $165.6 million in 2013, principally attributable to higher earnings before depreciation, depletion and amortization expense, coupled with cash flow generated from working capital, all in relation to the prior year.

At September 30, 2014, the ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 2.91 times, in compliance with the leverage covenant.

In connection with the TXI acquisition, the Company completed a private offering of $700 million of senior unsecured notes, which closed in early July, and amended its trade receivable securitization facility to increase available funding by $100 million to maximum borrowings of $250 million, subject to

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

the level of trade receivables. This allowed the Company to refinance $650 million of public debt assumed with the acquisition and is expected to reduce interest expense by $34 million on an annual basis based on current interest rates as compared with TXI’s financing costs.

FULL-YEAR 2014 AND PRELIMINARY 2015 OUTLOOK

The Company is encouraged by positive trends in its business and markets, notably:

•	Nonresidential construction is expected to increase in both the heavy industrial and commercial sectors. The commercial building sector is expected to benefit from improved market fundamentals, such as higher occupancies and rents, strengthened property values and increased real estate lending.

•	Shale development and related follow-on public and private construction activities in our primary markets are anticipated to remain strong.

•	Residential construction should continue to grow, driven by historically low levels of construction activity over the previous several years together with low mortgage rates, significant lot absorption, higher multi-family rental rates and rising housing prices. Total annual housing starts are anticipated to exceed one million units for the first time since 2007.

•	For the public sector, authorized highway funding from MAP-21 should increase slightly compared with 2013. Additionally, state initiatives to finance infrastructure projects are expected to grow and continue to play an expanded role in public-sector activity.

Based on these trends and expectations, the Company anticipates the following for 2014:

•	Heritage aggregates end-use markets compared to 2013 levels are reaffirmed as follows:

•	Infrastructure shipments to increase slightly;

•	Nonresidential shipments to increase in the high-single digits;

•	Residential shipments to experience double-digit growth; and

•	ChemRock/Rail shipments to increase in the mid-to-high single digits.

•	Heritage aggregates product line shipments to increase by 6% to 8% compared with 2013 levels.

•	Heritage aggregates product line pricing to increase by 3% to 5% for the year compared with 2013.

•	Heritage aggregates product line direct production cost per ton to remain relatively flat.

•	Heritage aggregates-related downstream product lines to generate between $375 million and $385 million of net sales and $35 million to $40 million of gross profit.

•	Heritage SG&A expenses as a percentage of net sales to decline compared with 2013, driven in part by $7.9 million of nonrecurring costs related primarily to the 2013 completion of the Company’s information systems upgrade, as well as, lower pension costs.

•	Net sales for the Specialty Products segment to be between $225 million and $235 million, generating $85 million to $90 million of gross profit.

•	Interest expense to approximate $65 million.

•	Estimated effective income tax rate to approximate 39%.

•	Capital expenditures to approximate $220 million to $230 million, which includes TXI operations as well as an increase in heritage operations.

•	Operating results from TXI locations are expected to essentially breakeven to earnings per diluted share, excluding nonrecurring costs and corporate overhead allocation.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

The Company has started framing a preliminary 2015 outlook for its aggregates end-use markets based on its internal observations in conjunction with McGraw Hill Construction’s economic forecast. The acquired TXI aggregates-related businesses will contribute significant incremental growth in 2015, driven in part by the realization of a full year of operations. The Company currently expects the following:

•	Infrastructure market to increase mid-single digits.

•	Nonresidential market to increase in the high single digits.

•	Residential market to experience a double-digit increase.

•	ChemRock/Rail market to remain relatively flat.

The Company’s outlook for the cement industry is largely consistent with PCA’s forecast. The cement market is expected to increase in the high-single digits. However, this is not reflective of the synergistic improvements the Company expects to capture.

Mr. Nye concluded, “We thank our shareholders for their support throughout the TXI acquisition. We also want to thank our 7,000 employees for their many efforts to complete this transformational transaction and continue the integration of the businesses. We see positive signs in our markets, which should allow us to strengthen our balance sheet and increase our financial flexibility. As a larger and stronger company, we remain focused on operating in a disciplined manner and creating additional shareholder value.”

RISKS TO OUTLOOK

The full-year 2014 and preliminary 2015 outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risks to the Company’s performance will be the integration of TXI and Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund. Further, continued government dysfunction and that impact on consumer confidence may negatively impact investment in construction projects. While both MAP-21 and TIFIA credit assistance are excluded from the U.S. debt ceiling limit, this issue may have a significant impact on the economy and, consequently, construction activity. Other risks related to the Corporation’s future performance include, but are not limited to, both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction, a decline in energy-related drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and declining coal traffic on the railroads; an increase in the cost of compliance with governmental laws and regulations; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to our cement production facilities; and the possibility that expected synergies and operating efficiencies in connection with the TXI acquisition are not realized within the expected time-frames or at all. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. Cement is subject to cyclical supply and demand and price fluctuations. The Specialty Products business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

The Company’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy and raw material prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network. The Cement business is also energy intensive and fluctuations in the price of coal affects costs. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of rail cars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s ability to efficiently transport aggregate into certain markets, most notably Texas, Florida and the Gulf Coast. In addition, availability of rail cars and locomotives affects the Company’s ability to move dolomitic lime, a key raw material for magnesia chemicals, to both the Company’s plant in Manistee, Michigan, and customers. The availability of trucks, drivers and railcars to transport the Company’s product, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

The Aggregates and Specialty Products businesses are also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the outlook also include shipment declines as a result of economic events beyond the Company’s control. In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its third quarter 2014 earnings results on a conference call and online web simulcast today (October 28, 2014). The live broadcast of the Martin Marietta conference call will begin at 2:00 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted supplemental financial information related to its third-quarter performance on its website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 19808167.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

Martin Marietta, an American-based company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 32 states, Canada and the Caribbean. Dedicated teams at Martin Marietta supply the resources for the roads, sidewalks and foundations on which we live. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund; the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete, to be subject to significant changes in supply, demand and price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in energy-related drilling activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Specialty Products business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of our materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$917.9	$600.5	$1,899.6	$1,451.8
Freight and delivery revenues	85.8	64.8	202.0	158.7

Total revenues	1,003.7	665.3	2,101.6	1,610.5

Cost of sales	722.3	457.4	1,542.6	1,188.9
Freight and delivery costs	85.8	64.8	202.0	158.7

Total cost of revenues	808.1	522.2	1,744.6	1,347.6

Gross profit	195.6	143.1	357.0	262.9

Selling, general and administrative expenses	48.4	37.1	119.2	112.6
Acquisition-related expenses, net	26.1	0.1	41.2	0.7
Other operating expenses and (income), net	5.1	(2.9)	0.3	(5.6)

Earnings from operations	116.0	108.8	196.3	155.2

Interest expense	19.8	13.5	45.0	40.6
Other nonoperating (income) and expenses, net	(1.8)	0.1	1.3	0.2

Earnings from continuing operations before taxes on income	98.0	95.2	150.0	114.4
Income tax expense	44.1	22.9	59.6	29.7

Earnings from continuing operations	53.9	72.3	90.4	84.7

Loss on discontinued operations, net of related tax benefit of $0.0, $0.0, $0.0 and $0.1, respectively	(0.1)	(0.3)	(0.1)	(0.4)

Consolidated net earnings	53.8	72.0	90.3	84.3
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	0.2	(1.3)	(1.0)

Net earnings attributable to Martin Marietta Materials, Inc.	$53.7	$71.8	$91.6	$85.3

Net earnings (loss) per common share:
Basic from continuing operations attributable to common shareholders	$0.80	$1.56	$1.71	$1.85
Discontinued operations attributable to common shareholders	—	(0.01)	—	(0.01)

	$0.80	$1.55	$1.71	$1.84

Diluted from continuing operations attributable to common shareholders	$0.79	$1.55	$1.70	$1.85
Discontinued operations attributable to common shareholders	—	(0.01)	—	(0.01)

	$0.79	$1.54	$1.70	$1.84

Dividends per common share	$0.40	$0.40	$1.20	$1.20

Average number of common shares outstanding:
Basic	67.1	46.2	53.3	46.1

Diluted	67.5	46.3	53.6	46.3

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales:
Aggregates Business:
Mid-America Group	$244.3	$231.8	$569.6	$540.2
Southeast Group	68.0	64.9	194.2	171.4
West Group	437.4	248.0	848.4	572.6

Total Aggregates Business	749.7	544.7	1,612.2	1,284.2
Cement	109.5	—	109.5	—
Specialty Products	58.7	55.8	177.9	167.6

Total	$917.9	$600.5	$1,899.6	$1,451.8

Gross profit (loss):
Aggregates Business:
Mid-America Group	$82.9	$78.8	$150.0	$137.9
Southeast Group	4.7	2.6	4.8	(2.9)
West Group	64.6	41.5	116.7	68.6

Total Aggregates Business	152.2	122.9	271.5	203.6
Cement	24.2	—	24.2	—
Specialty Products	20.0	19.9	62.2	60.8
Corporate	(0.8)	0.3	(0.9)	(1.5)

Total	$195.6	$143.1	$357.0	$262.9

Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$13.0	$13.6	$39.1	$40.2
Southeast Group	4.4	4.4	13.2	13.4
West Group	14.2	10.4	35.9	31.7

Total Aggregates Business	31.6	28.4	88.2	85.3
Cement	6.3	—	6.3	—
Specialty Products	2.4	2.6	7.3	7.6
Corporate	8.1	6.1	17.4	19.7

Total	$48.4	$37.1	$119.2	$112.6

Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$71.2	$67.1	$116.7	$100.9
Southeast Group	0.3	(1.4)	(7.1)	(14.9)
West Group	92.1	31.6	125.1	39.8

Total Aggregates Business	163.6	97.3	234.7	125.8
Cement	18.3	—	18.3	—
Specialty Products	17.7	17.3	55.0	53.1
Corporate	(83.6)	(5.8)	(111.7)	(23.7)

Total	$116.0	$108.8	$196.3	$155.2

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales by product line:
Heritage:
Aggregates Business:
Aggregates	$442.0	$411.2	$1,127.9	$1,016.2
Asphalt	26.9	23.8	60.0	52.2
Ready Mixed Concrete	56.5	41.8	146.9	103.4
Road Paving	60.3	67.9	113.3	112.4

Total Aggregates Business	585.7	544.7	1,448.1	1,284.2
Specialty Products Business	58.7	55.8	177.9	167.6
Acquisition:
Aggregates Business:
Aggregates	36.8	—	36.8	—
Ready Mixed Concrete	127.2	—	127.3	—

Total Aggregates Business	164.0	—	164.1	—
Cement Business	109.5	—	109.5	—

Total	$917.9	$600.5	$1,899.6	$1,451.8

Gross profit (loss) by product line:
Heritage:
Aggregates Business:
Aggregates	$119.0	$108.2	$229.2	$189.2
Asphalt	7.4	7.3	10.8	9.8
Ready Mixed Concrete	8.9	3.1	18.9	4.9
Road Paving	6.9	4.3	2.6	(0.3)

Total Aggregates Business	142.2	122.9	261.5	203.6
Specialty Products Business	20.0	19.9	62.2	60.8
Corporate	(0.2)	0.3	(0.3)	(1.5)
Acquisition:
Aggregates Business:
Aggregates	0.3	—	0.3	—
Ready Mixed Concrete	9.7	—	9.7	—

Total Aggregates Business	10.0	—	10.0	—
Cement Business	24.2	—	24.2	—
Corporate	(0.6)		(0.6)

Total	$195.6	$143.1	$357.0	$262.9

Depreciation	$59.8	$41.1	$140.8	$122.1
Depletion	3.6	1.6	6.3	3.9
Amortization	4.5	1.4	7.0	4.1

	$67.9	$44.1	$154.1	$130.1

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(Dollars in millions)

	Three Months Ended September 30
	Heritage Martin Marietta(1) 2014	Acquired Operations(2) 2014	Nonrecurring TXI Transaction Items(3) 2014	Consolidated 2014
Net sales	$644.4	$273.5	$—	$917.9
Freight and delivery revenues	71.8	14.0	—	85.8

Total revenues	716.2	287.5	—	1,003.7

Cost of sales	482.4	239.9	—	722.3
Freight and delivery costs	71.8	14.0	—	85.8

Total cost of revenues	554.2	253.9	—	808.1

Gross profit	162.0	33.6	—	195.6

Selling, general and administrative expenses(4)	32.6	15.8	—	48.4
Acquisition-related expenses, net	—	—	26.1	26.1
Other operating (income) & expenses, net	6.0	(0.9)	—	5.1

Earnings from operations	$123.4	$18.7	$(26.1)	$116.0

(1)	Heritage Martin Marietta is consolidated 2014 results excluding the operating results of acquired TXI locations and nonrecurring items directly attributable to the TXI acquisition.
(2)	Acquired operations reflect the operating results of all acquired TXI locations.
(3)	Nonrecurring TXI transaction items are attributable to the TXI acquisition and reflect acquisition related expenses, net
(4)	Selling, general and administrative expenses for acquired operations include the allocation of $4.6 million of Corporate overhead.

	Three Months Ended September 30
	Heritage Martin Marietta 2014	Heritage Martin Marietta 2013	Variance(5) - Favorable (Unfavorable)
Net sales	$644.4	$600.5	$43.9
Freight and delivery revenues	71.8	64.8	7.0

Total revenues	716.2	665.3	50.9

Cost of sales	482.4	457.4	(25.0)
Freight and delivery costs	71.8	64.8	(7.0)

Total cost of revenues	554.2	522.2	(32.0)

Gross profit	162.0	143.1	18.9

Selling, general and administrative expenses	32.6	37.1	4.5
Acquisition-related expenses, net	—	0.1	0.1
Other operating (income) & expenses, net	6.0	(2.9)	(8.9)

Earnings from operations	$123.4	$108.8	$14.6

(5)	The variance reflects the change between Heritage Martin Marietta 2014 and Heritage Martin Marietta 2013.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(Dollars in millions)

	Nine Months Ended September 30
	Heritage Martin Marietta(1) 2014	Acquired Operations(2) 2014	Nonrecurring TXI Transaction Items(3) 2014	Consolidated 2014
Net sales	$1,626.1	$273.5	$—	$1,899.6
Freight and delivery revenues	188.0	14.0	—	202.0

Total revenues	1,814.1	287.5	—	2,101.6

Cost of sales	1,302.7	239.9	—	1,542.6
Freight and delivery costs	188.0	14.0	—	202.0

Total cost of revenues	1,490.7	253.9	—	1,744.6

Gross profit	323.4	33.6	—	357.0

Selling, general and administrative expenses(4)	103.4	15.8	—	119.2
Acquisition-related expenses, net	—	—	41.2	41.2
Other operating income, net	1.2	(0.9)	—	0.3

Earnings from operations	$218.8	$18.7	$(41.2)	$196.3

(1)	Heritage Martin Marietta is consolidated 2014 results excluding the operating results of acquired TXI locations and nonrecurring items directly attributable to the TXI acquisition.
(2)	Acquired operations reflect the operating results of all acquired TXI locations.
(3)	Nonrecurring TXI transaction items are attributable to the TXI acquisition and reflect acquisition related expenses, net.
(4)	Selling, general and administrative expenses for acquired operations include the allocation of $4.6 million of Corporate overhead.

	Nine Months Ended September 30
	Heritage Martin Marietta 2014	Heritage Martin Marietta 2013	Variance(5) - Favorable (Unfavorable)
Net sales	$1,626.1	$1,451.8	$174.3
Freight and delivery revenues	188.0	158.7	29.3

Total revenues	1,814.1	1,610.5	203.6

Cost of sales	1,302.7	1,188.9	(113.8)
Freight and delivery costs	188.0	158.7	(29.3)

Total cost of revenues	1,490.7	1,347.6	(143.1)

Gross profit	323.4	262.9	60.5

Selling, general and administrative expenses	103.4	112.6	9.2
Acquisition-related expenses, net	—	0.7	0.7
Other operating income, net	1.2	(5.6)	(6.8)

Earnings from operations	$218.8	$155.2	$63.6

(5)	The variance reflects the change between Heritage Martin Marietta 2014 and Heritage Martin Marietta 2013.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights - West Group

(Dollars in millions)

	Three Months Ended September 30
	Heritage West 2014(1)	Acquired Operations 2014(2)	West 2014
Net sales	$273.4	$164.0	$437.4
Freight and delivery revenues	34.1	7.8	41.9

Total revenues	307.5	171.8	479.3

Cost of sales	218.8	154.0	372.8
Freight and delivery costs	34.1	7.8	41.9

Total cost of revenues	252.9	161.8	414.7

Gross profit	$54.6	$10.0	$64.6

Add back: Impact of selling acquired inventory due to the markup to fair value (3)		7.1

Adjusted gross profit (4)		$17.1

(1)	Heritage West 2014 results reflect the 2014 West results less the operating results of acquired TXI locations.
(2)	Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group.
(3)	Reflects the nonrecurring impact of writing up acquired aggregates and ready mixed concrete acquired inventories to fair value at the acquisition date.
(4)	Represents non-GAAP measure and is presented so investors and analysts can evaluate and forecast future results of operations that will not include the one-time cost resulting from selling acquired inventory.

	Three Months Ended September 30
	Heritage West 2014	West 2013	Variance(5) - Favorable (Unfavorable)
Net sales	$273.4	$248.0	$25.4
Freight and delivery revenues	34.1	31.5	2.6

Total revenues	307.5	279.5	28.0

Cost of sales	218.8	206.5	(12.3)
Freight and delivery costs	34.1	31.5	(2.6)

Total cost of revenues	252.9	238.0	(14.9)

Gross profit	$54.6	$41.5	$13.1

(5)	The variance reflects the change between Heritage West 2014 and West 2013.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights - West Group

(Dollars in millions)

	Nine Months Ended September 30
	Heritage West 2014(1)	Acquired Operations 2014(2)	West 2014
Net sales	$684.4	$164.0	$848.4
Freight and delivery revenues	100.7	7.8	108.5

Total revenues	785.1	171.8	956.9

Cost of sales	577.7	154.0	731.7
Freight and delivery costs	100.7	7.8	108.5

Total cost of revenues	678.4	161.8	840.2

Gross profit	$106.7	$10.0	$116.7

Add back: Impact of selling acquired inventory due to the markup to fair value (3)		7.1

Adjusted gross profit (4)		$17.1

(1)	Heritage West 2014 results reflect the 2014 West results less the operating results of acquired TXI locations.
(2)	Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group.
(3)	Reflects the nonrecurring impact of writing up acquired aggregates and ready mixed concrete acquired inventories to fair value at the acquisition date.
(4)	Represents non-GAAP measure and is presented so investors and analysts can evaluate and forecast future results of operations that will not include the one-time cost resulting from selling acquired inventory.

	Nine Months Ended September 30
	Heritage West 2014	West 2013	Variance(5) - Favorable (Unfavorable)
Net sales	$684.4	$572.6	$111.8
Freight and delivery revenues	100.7	77.3	23.4

Total revenues	785.1	649.9	135.2

Cost of sales	577.7	504.0	(73.7)
Freight and delivery costs	100.7	77.3	(23.4)

Total cost of revenues	678.4	581.3	(97.1)

Gross profit	$106.7	$68.6	$38.1

(5)	The variance reflects the change between Heritage West 2014 and West 2013.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	September 30, 2014	December 31, 2013	September 30, 2013
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$73.6	$42.4	$57.2
Accounts receivable, net	523.9	245.4	331.0
Inventories, net	475.3	347.3	350.4
Other current assets	140.0	120.2	107.0
Property, plant and equipment, net	3,378.0	1,799.3	1,782.6
Intangible assets, net	2,642.5	665.2	665.7
Other noncurrent assets	105.6	40.0	43.2

Total assets	$7,338.9	$3,259.8	$3,337.1

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$14.3	$12.4	$6.2
Other current liabilities	422.7	198.1	220.2
Long-term debt (excluding current maturities)	1,603.9	1,018.5	1,107.2
Other noncurrent liabilities	922.4	455.9	504.6
Total equity	4,375.6	1,574.9	1,498.9

Total liabilities and equity	$7,338.9	$3,259.8	$3,337.1

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2014	2013
Operating activities:
Consolidated net earnings	$90.3	$84.3
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	154.1	130.1
Stock-based compensation expense	6.4	5.4
Gains on divestitures and sales of assets	(47.8)	(1.0)
Deferred income taxes	45.0	19.2
Excess tax benefits from stock-based compensation	(2.4)	(2.0)
Other items, net	1.7	(0.7)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(120.1)	(108.1)
Inventories, net	1.3	(14.8)
Accounts payable	26.5	27.7
Other assets and liabilities, net	46.6	25.5

Net cash provided by operating activities	201.6	165.6

Investing activities:
Additions to property, plant and equipment	(138.6)	(102.4)
Acquisitions, net	(0.2)	(64.4)
Cash received in acquisition	59.9	—
Proceeds from divestitures and sales of assets	113.2	3.2
Repayments from affiliate	0.9	—
Payment of railcar construction advances	(14.5)	—
Reimbursement of railcar construction advances	14.5	—
Loan to affiliate	—	(3.4)

Net cash provided by (used for) investing activities	35.2	(167.0)

Financing activities:
Borrowings of long-term debt	868.8	355.5
Repayments of long-term debt	(1,024.1)	(290.2)
Payments on capital leases	(2.2)	—
Change in bank overdraft	(2.5)	10.4
Dividends paid	(64.3)	(55.6)
Debt issue costs	(2.4)	(0.5)
Purchase of remaining interest in existing subsidiaries	(19.5)	—
Excess tax benefits from stock-based compensation	2.4	2.0
Issuances of common stock	38.2	11.6

Net cash (used for) provided by financing activities	(205.6)	33.2

Net increase in cash and cash equivalents	31.2	31.8
Cash and cash equivalents, beginning of period	42.4	25.4

Cash and cash equivalents, end of period	$73.6	$57.2

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	1.6%	3.7%	1.6%	3.7%
Southeast Group	(0.3%)	5.5%	6.6%	6.1%
West Group	5.2%	8.3%	15.5%	3.8%
Heritage Aggregates Operations	2.7%	5.1%	7.5%	3.5%
Aggregates Product Line (3)	13.8%	5.8%	12.1%	3.8%

	Three Months Ended September 30,		Nine Months Ended September 30,
Shipments (tons in thousands)	2014	2013	2014	2013
Heritage Aggregates Product Line: (2)
Mid-America Group	20,971	20,632	48,147	47,385
Southeast Group	4,953	4,971	13,930	13,064
West Group	14,764	14,028	42,204	36,536

Heritage Aggregates Operations	40,688	39,631	104,281	96,985
Acquisitions	4,419	—	4,419	—

Aggregates Product Line (3)	45,107	39,631	108,700	96,985

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates Product Line and Heritage Aggregates Operations exclude volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period.
(3)	Aggregates Product Line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Unit shipments by product line:
Heritage:
Aggregates tons - external customers	38,981	38,109	100,117	93,516
Internal aggregates tons used in other product lines	1,707	1,522	4,164	3,469

Total aggregates tons	40,688	39,631	104,281	96,985

Asphalt tons - external customers	476	464	1,182	1,072
Internal asphalt tons used in road paving business	777	761	1,347	1,257

Total asphalt tons	1,253	1,225	2,529	2,329

Ready Mixed Concrete - cubic yards	580	496	1,539	1,261

Acquisitions:
Aggregates tons - external customers	3,174	—	3,174	—
Internal aggregates tons used in other product lines	1,245	—	1,245	—

Total aggregates tons	4,419	—	4,419	—

Ready Mixed Concrete - cubic yards(4)	1,466	—	1,466	—

Cement tons-external customers	1,272	—	1,272	—
Internal cement tons used in other product lines	253	—	253	—

Total Cement tons(5)	1,525	—	1,525	—

Average unit sales price by product line (including internal sales):
Heritage:
Aggregates (per ton)	$11.09	$10.55	$10.99	$10.62

Asphalt (per ton)	$41.24	$41.76	$41.68	$42.11

Ready Mixed Concrete (per cubic yard)	$94.72	$83.44	$92.39	$82.59

Acquisitions:
Aggregates (per ton)	$11.83	$—	$11.83	$—

Ready Mixed Concrete (per cubic yard)(4)	$86.10	$—	$86.10	$—

Cement(5) (per ton)	$85.95	$—	$85.95	$—

(4)	Cement business acquired by Martin Marietta on July 1, 2014. For comparative purposes, for the three months ended August 31, 2013, Ready mixed operations acquired by Martin Marietta on July 1, 2014. For comparative purposes, for the three months ended August 31, 2013, TXI shipped 1,134 cubic yards of ready mixed concrete. Assuming consistent classification of products included in ready mixed concrete sales, average selling price for the quarter ended September 30, 2014 was 4.5% higher compared with the three months ended August 31, 2013.
(5)	Cement business acquired by Martin Marietta on July 1, 2014. For comparative purposes, for the three months ended August 31, 2013, TXI shipped 1,314 tons of cement with an average selling price of $79.43. Shipments for the quarter ended August 31, 2013 included 1,094 tons to external customers and 220 tons used in the ready mixed concrete business.

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2014 and 2013, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gross profit	$195.6	$143.1	$357.0	$262.9

Total revenues	$1,003.7	$665.3	$2,101.6	$1,610.5

Gross margin	19.5%	21.5%	17.0%	16.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
Gross Margin Excluding Freight and Delivery Revenues	2014	2013	2014	2013

Gross profit	$195.6	$143.1	$357.0	$262.9

Total revenues	$1,003.7	$665.3	$2,101.6	$1,610.5
Less: Freight and delivery revenues	(85.8)	(64.8)	(202.0)	(158.7)

Net sales	$917.9	$600.5	$1,899.6	$1,451.8

Gross margin excluding freight and delivery revenues	21.3%	23.8%	18.8%	18.1%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Earnings from operations	$116.0	$108.8	$196.3	$155.2

Total revenues	$1,003.7	$665.3	$2,101.6	$1,610.5

Operating margin	11.6%	16.4%	9.3%	9.6%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Earnings from operations	$116.0	$108.8	$196.3	$155.2

Total revenues	$1,003.7	$665.3	$2,101.6	$1,610.5
Less: Freight and delivery revenues	(85.8)	(64.8)	(202.0)	(158.7)

Net sales	$917.9	$600.5	$1,899.6	$1,451.8

Operating margin excluding freight and delivery revenues	12.6%	18.1%	10.3%	10.7%

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted consolidated earnings from operations and adjusted earnings per diluted share for the three and nine months ended September 30, 2014, exclude the impact of acquisition-related expenses, net, related to the TXI acquisition and the impact of selling acquired inventory due to the markup to fair value as part of accounting for the TXI acquisition. Acquisition-related expenses, net, consist of acquisition and integration expenses and the nonrecurring gain on the sale of a quarry in Oklahoma and two rail yards in Texas related to the combination with TXI. Adjusted consolidated earnings from operations and adjusted earnings per diluted share represent non-GAAP financial measures. Management presents these measures for investors and analysts to evaluate and forecast the Corporation’s financial results, as acquisition-related expenses, net, and the impact of selling acquired inventory due to the markup to fair value are nonrecurring.

The following shows the calculation of the impact of acquisition-related expenses, net, related to the combination with TXI on the earnings per diluted share for the three and nine months ended September 30, 2014:

	Three Months Ended	Nine Months Ended
Acquisition-related expenses, net, related to the business combination with TXI	$26.1	$41.1
Income tax expense	11.5	7.5

After-tax impact of acquisition-related expenses, net, related to the business combination with TXI	$37.6	$48.6

Diluted average number of common shares outstanding	67.5	53.6

Per diluted share impact of acquisition-related expenses, net, related to the business combination with TXI	$(0.56)	$(0.91)

The following shows the calculation of the earnings per diluted share impact of selling acquired inventory due to the markup to fair value as part of accounting for the TXI acquisition for the three and nine months ended September 30, 2014:

	Three Months Ended	Nine Months Ended
Earnings impact of selling acquired inventory due to markup to fair value as part of accounting for the TXI acquisition	$(10.9)	$(10.9)
Income tax benefit	4.0	4.0

After-tax impact of selling acquired inventory due to markup to fair value as part of accounting for the TXI acquisition	$(6.9)	$(6.9)

Diluted average number of common shares outstanding	67.5	53.6

Per diluted share impact of selling acquired inventory due to markup to fair value as part of accounting for the TXI acquisition	$(0.10)	$(0.13)

The following reconciles consolidated earnings from operations in accordance with generally accepted accounting principles for the three and nine months ended September 30, 2014, to adjusted consolidated earnings from operations, which excludes the impact of acquisition-related expenses, net, and the impact of selling acquired inventory due to the markup to fair value as part of the business combination with TXI

	Three Months Ended	Nine Months Ended
Consolidated earnings from operations in accordance with generally accepted accounting principles	$116.0	$196.3
Add back: Acquisition-related expenses, net, related to the business combination with TXI	26.1	41.1
Impact of selling acquired inventory due to the markup to fair value as part of the business combination with TXI	10.9	10.9

Adjusted consolidated earnings from operations	$153.0	$248.3

The following reconciles the earnings per diluted share in accordance with generally accepted accounting principles for the three and nine months ended September 30, 2014, to adjusted earnings per diluted share, which excludes the impact of acquisition-related expenses, net, and the impact of selling acquired inventory due to the markup to fair value as part of the business combination with TXI

	Three Months Ended	Nine Months Ended
Earnings per diluted share in accordance with generally accepted accounting principles	$0.79	$1.70
Add back: Per diluted share impact of acquisition-related expenses, net, related to the business combination with TXI	0.56	0.91
Per diluted share impact of selling acquired inventory due to the markup to fair value as part of the business combination with TXI	0.10	0.13

Adjusted earnings per diluted share	$1.45	$2.74

Adjusted gross profit for the three months ended September 30, 2014, excludes the impact of selling acquired inventory due to the markup to fair value as part of accounting for the TXI acquisition and is a non-GAAP measure. Management presents this measure for investors and analysts to evaluate and forecast the Corporation’s financial results, as the impact of selling acquired inventory due to the markup to fair value is nonrecurring.

The following reconciles gross margin to adjusted gross margin for the three months ended September 30, 2014

	Cement Business	Newly Acquired Businesses
Gross margin in accordance with generally accepted accounting principles	$24.2	$33.6
Add back: Impact of selling acquired inventory due to the markup to fair value as part of the business combination with TXI	3.7	10.9

Adjusted gross margin	$27.9	$44.5

-MORE-

MLM Announces Third-Quarter 2014 Results

October 28, 2014

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.75 times as of September 30, 2014, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at September 30, 2014. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period October 1, 2013 to September 30, 2014
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$127.6
Add back:
Interest expense	57.8
Income tax expense	73.9
Depreciation, depletion and amortization expense	195.3
Stock-based compensation expense	7.9
Acquisition related expenses, net	42.5
Deduct:
Interest income	(0.5)

TXI EBITDA pre-acquisition (October 1, 2013 - June 30, 2014)	60.9

Consolidated EBITDA, as defined	$565.4

Consolidated Debt, including debt for which the Corporation is a co-borrower, at September 30, 2014	$1,642.6

Consolidated Debt-to-Consolidated EBITDA, as defined, at September 30, 2014 for the trailing twelve-month EBITDA	2.91 times

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three and nine months ended September 30, 2014 and 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$184.8	$151.6	$348.7	$283.9

A Reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Earnings Attributable to Martin Marietta Materials, Inc.	$53.7	$71.8	$91.6	$85.3
Add back:
Interest Expense	19.8	13.5	45.0	40.6
Income Tax Expense for Controlling Interests	44.1	22.7	59.5	29.3
Depreciation, Depletion and Amortization Expense	67.2	43.6	152.6	128.7

EBITDA	$184.8	$151.6	$348.7	$283.9

-END-